COMMITTEE FOR THE ADVANCEMENT OF STOCKHOLDER EQUITY


     January 28, 2003

     AN OPEN LETTER TO ALL ITEX STOCKHOLDERS

          As the Committee for the Advancement of Stockholder Equity ("CASE"), we are writing you today to clarify some of the statements included in our last letter of January 21, to respond to the unfounded accusations of Itex's Chairman, and to repeat again our message:

          IN OUR OPINION, THE CURRENT OUTSIDE DIRECTORS ARE UNNECESSARY TO IMPLEMENT THE ITEX RESTRUCTURING PLAN AND THEIR COMPENSATION HAS BEEN AN IMPEDIMENT TO ITEX. WE URGE STOCKHOLDERS TO REMOVE THE INCUMBENT DIRECTORS BY VOTING FOR THE CASE NOMINEES.


           Postponement of Annual Meeting
           ------------------------------

          We were amazed to learn that, three days before the long-awaited annual meeting of Itex stockholders, on January 25, 2003, Mr. Jeffrey Elder, Chairman of the board of directors of Itex, announced a postponement of the annual meeting until January 31, 2003. IN OUR OPINION THERE NO REASONABLE BASIS FOR THIS DELAY. WE BELIEVE THE DELAY IS MERELY AN ATTEMPT BY THE OUTSIDE DIRECTORS TO MANIPULATE THE CORPORATE MACHINERY TO THEIR OWN ADVANTAGE IN AN ELEVENTH-HOUR ATTEMPT TO GATHER MORE VOTES. Our belief is based on the new voting methodology made available to stockholders with this latest solicitation effort, the ability to vote for Itex nominees through a toll-free telephone line, and our personal knowledge that the "important news" is wholly without merit.

          The stated reason for the delay is that Steven White acted as a consultant during 2002 for a competitor of Itex, International Monetary Systems, Ltd. ("IMS"). We believe the announcement from Mr. Elder implied that Mr. White and IMS may be co-conspirators due to "possible undisclosed future plans" to acquire Itex. Unfortunately for Mr. Elder and the outside directors, this "important news" has no reasonable basis in fact. In a press release today, Mr. Donald Mardak, CEO of IMS, contradicted the statements. A copy of Mr. Mardak's press release in its entirety is attached to this letter as Addendum A.

          In his press release Mr. Mardak denied that IMS has any current interest in acquiring Itex. Mr. Mardak noted that while his company had retained Mr. White as a consultant from February 2002 through July 2002, he never discussed the acquisition of Itex with Mr. White and has no current plans to make any offer to acquire Itex or any part of it. Mr. Mardak said he has known Steven White for a number of years but has no connection to the group that he currently represents (CASE).

          CASE also confirms there is no factual substance behind the fears of Itex's Chairman. If anything, we believe Mr. White's experience as a consultant illustrates his significance in the barter industry. Mr. Mardak stated in his release,

          "I have known Steven White for fifteen years through our association at the National Association of Trade Exchanges (NATE). He and I have both served as president and chairman, including several terms on the board of directors. Mr. White founded NATE's technology committee and is a co-founder of the Barter Association National Currency (BANC). His participation in the barter community has been a great asset to all of us in the industry. Further, he is a person of the highest integrity. Mr. White served as a consultant to our company during 2002 because I respect his competence, longevity in the barter industry, and his experience in running a public barter company. I believe it to be common knowledge that Mr. White has advised many of us in the barter industry, as his knowledge and experience are held in high regard."


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


          CASE believes that, if the news announced by Mr. Elder were of such great importance to Itex stockholders, the board of Itex should have contacted the parties to see if there was any substance to the allegations. Mr. White never received a phone call from the board of Itex or their attorney. Mr. White, did however, receive a phone call on the topic from Lewis Humer, CEO, on Friday, January 24. Mr. White confirmed that there was no such plan nor could there be such a plan since the affairs of Itex had never been discussed with IMS. Notwithstanding Mr. White's communication of the facts to Mr. Humer on Friday, the Chairman proceeded with his publication of these baseless charges on Saturday.

          We wish to assure stockholders who have signed the BLUE proxy that we believe your proxy is valid for the postponed meeting. Specifically, your proxy grants authority to vote at "the Annual Meeting of Stockholders of Itex Corporation to be held on January 28, 2003, and at any adjournment, postponement, continuation or rescheduling thereof."

          Mr. Elder also repeated allegations that Mr. White intends to take Itex private. Mr. White previously confirmed to Itex on January 7 that neither he nor any member of CASE had ever discussed taking Itex private, and that he has no plans to take Itex private. Mr. White did not have a conversation with any representative of Itex's outside auditors on this subject, as reported by Mr. Elder. Itex's outside auditors are Ehrhardt, Keefe, Steiner & Hottman P.C. ("EKS&H"). We have asked each of the four senior partners of EKS&H to identify the partner responsible for the statements reported by Mr. Elder, and have given EKS&H the opportunity to disavow any participation in the publication of what we believe to be false statements. On January 27, EKS&H responded through counsel, stating that it "intends to address the issue further with Itex and its counsel."

          We encourage stockholders to not be daunted by the latest tactics of the outside directors in the face of the approaching annual meeting. We believe you will soon have a choice in the future of your company and an opportunity to vote on a slate of directors in opposition to the incumbent board. WE URGE STOCKHOLDERS TO REMOVE THE INCUMBENT DIRECTORS BY VOTING FOR THE CASE NOMINEES ON THE BLUE PROXY CARD.

          Restructuring Efforts Belong to Management
          ------------------------------------------

          In our letter of January 21, we stated that in our opinion, the Itex board was attempting to take responsibility for the initiatives and efforts of others. In definitive additional proxy materials filed with the Securities and Exchange Commission ("SEC") on January 15, 2003, Jeffrey Elder, chairman of the board, was quoted as stating, "After implementing our restructuring plan to rebuild shareholder value in October 2001...;" "We are committed to continue with our successful restructuring plan...;" and "Support Your Board's Successful Efforts;" "[CASE is] ignoring the extraordinary time and effort the Directors have devoted to rebuilding ITEX;" and "allow the current Board to continue implementing its successful restructuring plan." We believed these statements made it clear that the incumbent board was seeking to take credit for what the board characterized as "your Board's successful efforts."

          The Elder letter of January 15 also included the statement that "the Board, working closely with management, developed the comprehensive restructuring plan." We sought to explain in our last letter of January 21 why we believe that the incumbent directors are non-essential to the Itex Restructuring Plan, and in fact, are unnecessary. First, in our opinion, the board had little or nothing to do with initiating the Restructuring Plan. The Restructuring Plan was, in our opinion, formulated and initiated by Itex's current executive officers and management team with the assistance of a CASE nominee. During August and September 2001, Mr. Steven White, now a CASE nominee, worked as a consultant with the key members of the Itex management team, including the current Chief Executive Officer, Lewis Humer, and the current Chief Operating Officer, Mel Kerr, to formulate the Restructuring Plan for Itex. At that time Mel Kerr was also a consultant to Itex. In our opinion, the hiring of Mr. White as a consultant on August 1, 2001, was a significant milestone in this process, because his contributions were significant and critical components of the Restructuring Plan. In early October 2001, the plan developed by management (with the assistance of Mr. White) was presented to the Board of Directors for approval. If stockholders would like to learn more about the creative process behind the Restructuring Plan, we encourage you to call the current executive officers of Itex.


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


          Secondly, we explained in our last letter our belief that the incumbent board is also not needed to execute or administer the Restructuring Plan. We noted that the annual report of Itex on Form 10-KSB filed in November 2001 stated that Lewis Humer, now CEO, had assumed "total responsibility for corporate restructuring." The Elder letter of January 15 also highlighted the importance of hiring Mr. Humer as CEO with "primary responsibility for the restructuring." The Elder letter of January 15 credits both Mr. Humer and Mel Kerr, COO, as significant components of the progress of Itex to date.

          If the CASE nominees are elected, both Lewis Humer, CEO, and Mel Kerr, COO, would continue to serve under their employment agreements. We believe that these executives, together with additional CASE nominees, are fully competent to provide capable leadership of Itex and furnish all the skills necessary to continue to execute the Restructuring Plan. IN OUR OPINION, THE CURRENT OUTSIDE BOARD MEMBERS ARE NOT NEEDED FOR ITEX TO FULLY IMPLEMENT THE RESTRUCTURING PROCESS NOW IN PLACE.

          Trade Dollar Compensation of the Outside Board
          ----------------------------------------------

          In a filing of additional proxy materials by Itex Corporation with the SEC on January 14, the outside directors disclosed their trade dollar compensation to be $142,000 in trade dollars in addition to $282,498 in cash payments and 1,025,000 shares of stock and stock options. The outside directors have stated on two occasions their belief that we are misleading you by aggregating trade dollars with cash compensation. In their shareholder letter released January 25, they stated, "Although trade dollars have value, they have no cost to the Company and do not affect the Company's income."

          First, IT IS OUR OPINION THAT THE COMPENSATION OF THE OUTSIDE DIRECTORS IS TOO HIGH EVEN IF TRADE DOLLARS HAD NO VALUE. We believe the cash payments alone have been an impediment to Itex. During the six quarters the directors have presided over the operations of Itex, the company's cash and cash equivalents have declined from $896,000 at 4-30-01 (including $714,000 in "restricted cash"), to $20,000 at 10-31-02.

          We believe Itex employees, brokers and customers know that trade dollars are the currency of Itex's barter business. To explain what we mean by "currency," we quote from Itex's most recent annual report on Form 10-KSB:

          "The Company manages the ITEX Retail Trade Exchange utilizing a private currency of trade credits called "ITEX Trade Dollars" to enable its members to sell their products or services to other ITEX members in exchange for Trade Dollars. ITEX Trade Dollars earned allows members to purchase products and services from other members using Trade Dollars instead of cash. ... ITEX Trade Dollars are based on U.S. dollars."

          When trade dollars are issued, Itex issues individuals and companies IRS Form 1099-B "Proceeds from Broker and Barter Exchange Transactions" totaling the amount of income/sales each year, and valuing the trade dollar as one U.S. dollar. Further, in Itex's own disclosure for trade dollar compensation, the directors were paid $52,744 in cash for the $142,000 in trade dollars issued. According to Itex's proxy statement, this cash payment is "for the tax effect of receiving Trade Dollars." We are not stating that trade dollars are reflected as assets or expenses in Itex's financial statements. However, by including the trade dollars in our summaries of the total aggregate compensation amounts of the outside directors, we are stating our belief that the trade dollars have value which should be recognized. We have used the same value we believe is stated in the Forms 1099-B. According to Itex's own words, the receipt of trade dollars allows the outside directors to "purchase products and services from other members using Trade Dollars instead of cash." We believe the income tax consequences further support the trade dollar values we have described.


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          Board of Director Concerns
          --------------------------

          We observed two recent filings by Itex on Form 8-K, in which two directors of Itex published reasons for their resignations. The most recent filing on Form 8-K referenced the formation by the outside directors of a "Proxy Contest Committee." Two directors were excluded from the deliberations of this Proxy Committee, including the current CEO, Lewis Humer. In our opinion the exclusion of Mr. Humer from the Proxy Committee removes a voice which throughout this Itex election contest has sought on behalf of Itex to ensure that the election contest was fair to stockholders. Mr. Humer has expressed his concerns to CASE as well as, we believe, to Itex as to the cost to the company of this election contest. Based on the statements made in the Form 8-K filings, we believe that each of the members of the Proxy Committee is a current Itex nominee, and that there are no disinterested Proxy Committee members. The exclusion of the Chief Executive Officer from the deliberations of the Proxy Committee, in our opinion, increases the likelihood that the decisions made by the Proxy Committee may be less motivated by corporate policy than by the personal interest of the Proxy Committee members in remaining in control. It is our belief that the exclusion of Mr. Humer may have a significant bearing on a reasonable stockholder's assessment of the course of action recommended by the board, acting through the Proxy Committee.


     Recent Developments and Supplemental Information
     ------------------------------------------------

          Policy Changes
          --------------

          On January 16, 2003, CASE received from Itex a list of its non-objecting beneficial owners ("NOBO list"). On January 15, 2003, Itex filed additional proxy materials announcing that it had adopted a new director compensation policy whereby fees for all board and committee meetings, except the Audit Committee, would be capped at $20,000 per director, and that no more than 40,000 shares would be issued to a single director. Itex also announced it had amended the bylaws to delete the provision with respect to loans to officers and directors which was inconsistent with current law, and to delete provisions which would permit the division of the board into three classes with staggered terms.

          In addition to these changes, the outside directors have acquiesced to several other CASE initiatives: by filing previously undisclosed executive employment contracts, by revealing the previously undisclosed number of board committee meetings, by revealing the previously undisclosed identity of recipients of outside director consulting contracts, and by revealing previously undisclosed director compensation.

          With respect to the "new director compensation policy" announced by the board on January 15, we remind stockholders that we believe the old compensation policy was managed in a manner such that the board received excessive and unnecessary compensation. Further, the original policy was changed by the board in 2001, SHORTLY AFTER THE OUTSIDE DIRECTORS WERE ELECTED. Itex's 2001 proxy statement under which the current board was elected, filed with the SEC as of March 9, 2001, stated that outside directors were compensated $20,000 annually, plus a grant of 2,500 shares of common stock, plus $750 per meeting with the chair of a committee receiving $1,000. The policy was silent as to option grants, yet according to Itex's Form 10-KSB for the fiscal year ended 7-31-01, the outside directors each received a grant of 50,000 options upon their election to the board. In Itex's Form 10-KSB for the fiscal year ended 7-31-01, A PERIOD ENDING ONLY THREE MONTHS AFTER THEIR ELECTION TO THE BOARD, changes to the board compensation policy were disclosed. In addition to the payments set forth above, additional payments included the receipt of 12,000 trade dollars annually, with the corresponding payroll taxes being paid by Itex. Further all outside directors would receive each year a grant of 10,000 options. Notwithstanding this new policy, the board issued themselves each 15,000 options during fiscal 2002, according to Itex's 2001 Form 10-KSB. THE BOARD COMPENSATION POLICY WAS CHANGED AGAIN, as announced in the proxy statement filed by Itex with the SEC on November 26, 2002, in connection with this Annual Meeting. The annual grant of common stock had been increased to 5,000 shares, and the annual option grant increased to 15,000 shares.


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


          Despite the standard compensation arrangements described in the preceding paragraph, we believe the board found additional ways to compensate itself. As described in additional proxy materials filed by Itex with the SEC on December 6, 2002, Itex awarded 150,000 shares of common stock to Mr. Elder and 60,000 shares of common stock to Mr. Dethman during fiscal 2002, "in recognition of the extensive amount of time and effort they spent serving on the Special Committee and assisting management in restructuring and reorganizing the Company." In additional proxy materials filed with the SEC on January 14, 2003, Itex revealed for the first time that Mr. Elder was paid additional consulting fees at the rate of $2,000 per month "to cover various corporate responsibilities as non-Executive Chairman of the Board," and that another outside director, Mr. Abraham, received 60,000 trade dollars for "consulting services rendered prior to becoming a Director." According to the January 14 additional proxy materials, the outside directors received $83,250 in cash compensation for their committee fees during the period from April 1, 2001 to January 2003 (the "Outside Director Term"). The cumulative effect of all these payments during the Outside Director Term was disclosed by Itex in the January 14 additional proxy materials to have been $142,000 in trade dollars, $282,498 in cash payments and 1,025,000 shares of stock and stock options.

          Because we believe the current outside directors have not been constrained by the corporate compensation policy under which they were hired, and have acted repeatedly to increase their own compensation when not under the spotlight of stockholder scrutiny, we believe the outside directors have not earned the right to be trusted to administer or sustain the recently-announced "new director compensation policy." In our opinion, if these reductions in compensation were motivated by a desire to place the interests of Itex ahead of their own personal interests, the board had ample opportunity during its 22-month term to demonstrate this desire and voluntarily reduce its compensation. Instead we believe the recent changes, made in the face of an election contest, are mere posturing by the outside directors in response to the initiatives of CASE, and are not likely to have been motivated by a sincere desire to reform the board's practices.

          AGAIN WE URGE STOCKHOLDERS TO REMOVE THE INCUMBENT DIRECTORS BY VOTING FOR THE CASE NOMINEES ON THE BLUE PROXY CARD.


          Solicitation of Proxies; Expenses
          ---------------------------------

          The entire cost of the solicitation of proxies by CASE (including fees of attorneys, financial advisors, proxy solicitors and printing and mailing expenses) will be borne by Lakemont Capital, Ltd. and the members of CASE. Lakemont and the members of CASE intend, however, to seek reimbursement from Itex for these expenses if a majority of CASE's nominees are elected to Itex's board of directors, including the legal expenses of the members of CASE and its nominees for director in the event legal proceedings are instituted by CASE or Itex. CASE's nominees for director do not intend to submit the issue of such reimbursement of CASE for its expenses incurred in the proxy contest to a separate vote of Itex's stockholders unless required by applicable law. To date, CASE has incurred cash expenditures of approximately $24,629, advanced by Lakemont, and accrued additional costs of approximately $62,500. CASE estimates that total expenditures relating to its solicitation will not exceed $90,000.


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

          Proxies may be solicited by mail, courier service, telephone, facsimile, advertisement, electronic communication, Internet, email and in person. Arrangements will be made with brokerage houses or other custodians, nominees, and fiduciaries to forward CASE's solicitation materials to their clients, and we may reimburse such persons for their reasonable expenses. CASE has engaged Lakemont to assist in its soliciting efforts for a fee of $5,000 per month up to a total of $15,000, plus reimbursement of expenses. Lakemont will make available one person in connection with its efforts on behalf of CASE. The other participants listed on Annex A of our definitive proxy statement may make solicitations without additional compensation.


     ADDITIONAL IMPORTANT INFORMATION
     --------------------------------

          On January 7, 2003, CASE filed a definitive proxy statement with the Securities and Exchange Commission relating to the Annual Meeting of ITEX. The members of CASE urge you to read their definitive proxy statement because it contains important information. You may obtain a copy of the definitive proxy statement, together with any supplements and other soliciting materials for free on the SEC's web site: http://www.sec.gov, or by fax or email by contacting Steven White at (425) 747-6434 or steven@morsebest.com.

          CASE urges all ITEX stockholders to vote for the CASE nominees by signing, dating and mailing your BLUE proxy card today. Only your latest dated proxy counts - you can vote for the CASE nominees now by returning a BLUE proxy card even if you have previously or inadvertently voted another proxy card. If you have any questions, please call Steven White at (425) 747-6434. In addition to mailing your CASE proxy, we are also requesting that each registered holder of Itex shares also fax a copy of your signed BLUE proxy card to Steven White at (425) 641-6162.

     Thank you for your support!



                         The Committee for the Advancement of Stockholder Equity


                         Steven White
                         Eric Best
                         John Wade
                         Alan Zimmelman




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


FOR IMMEDIATE RELEASE                             CONTACT:
                                                  Don Mardak,
Monday, January 27, 2003                          International Monetary Systems
                                                  262/780-3640 or 800/236-8104


   INTERNATIONAL MONETARY SYSTEMS CEO RESPONDS TO STATEMENTS OF ITEX CHAIRMAN


     NEW BERLIN, Wis.--(BUSINESS WIRE)--Jan. 27, 2003--Donald Mardak, CEO of International Monetary Systems, Ltd. (OTC BB:INLM) today denied that International Monetary Systems, Ltd. has any current interest in acquiring ITEX Corporation (OTC BB:ITEX.OB) as recently suggested by the Chairman of the Board of ITEX Corporation. In connection with a pending shareholder dispute at ITEX, the ITEX chairman recently questioned if Steven White, an executive business consultant, and candidate for the ITEX board of directors, is seeking his seat to facilitate a later acquisition of ITEX by International Monetary Systems, Ltd. Mr. Mardak denied this connection.

     International Monetary Systems, Ltd. Is a holding company that owns trade exchanges in the United States and Canada. It has been growing both internally and through acquisition. Mr. Mardak noted that while his company had retained Mr. White as a consultant from February 2002 through July 2002, he never discussed the acquisition of ITEX with Mr. White and has no current plans to make any offer to acquire ITEX or any part of it. Mr. Mardak said he has known Steven White for a number of years but has no connection to the group that he currently represents. Mr. White is a member of the Committee for the Advancement of Stockholder Equity ("CASE") whose five nominees are opposing the incumbent slate of the ITEX outside board at their upcoming annual shareholders meeting.

     Mardak stated: "I have known Steven White for fifteen years through our association at the National Association of Trade Exchanges (NATE). He and I have both served as president and chairman, including several terms on the board of directors. Mr. White founded NATE's technology committee and is a co-founder of the Barter Association National Currency (BANC). His participation in the barter community has been a great asset to all of us in the industry. Further, he is a person of the highest integrity" stated Mr. Mardak. "Mr. White served as a consultant to our company during 2002 because I respect his competence, longevity in the barter industry, and his experience in running a public barter company. I believe it to be common knowledge that Mr. White has advised many of us in the barter industry, as his knowledge and experience are held in high regard."

     Mr. Mardak continued: "It is true that International Monetary Systems is acquiring barter companies. But our concentration has been on independent trade exchanges, who follow a different model than that used by ITEX. Therefore, we currently have no plans to try to acquire the ITEX operation. But we do share with ITEX and its stockholders a common belief in the viability and future growth of the barter industry. In fact, because of the dynamic power of barter to enhance the profitability of our clients, our company continues to grow at a record pace."

About International Monetary Systems, Ltd:

About International Monetary Systems: Founded in 1989, INLM serves more than 5,000 customers in the commercial barter industry. Based in New Berlin, Wis., it is one of the largest publicly traded barter companies in the world, with offices in eight U.S. cities and two in Canada. The company's proprietary transaction network enables companies and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, INLM exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, INLM is a recognized member of the National Association of Trade Exchanges (NATE) and the Barter Association National Currency (the BANC). Further information can be obtained at the company's web site at www.internationalmonetary.com.



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